EXHIBIT (a)(5)(xxvii)

[PENTAGON LOGO]	United States Department of Defense
NEWS RELEASE
On the web: http://www.defenselink.mil/news/Oct 2001/b10232001_bt536-01.html
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No. 536-01
IMMEDIATE RELEASE	October 23, 2001

DOD COMPLETES REVIEW OF MERGER PROPOSALS FOR NEWPORT NEWS

The Department of Defense has completed its review of the proposals by General Dynamics Corp. and Northrop Grumman Corp. to acquire Newport News Shipbuilding Inc.

The DoD concluded that the proposal by General Dynamics would eliminate competition for nuclear submarines, resulting in a monopoly. Additionally, the acquisition would harm competition for surface combatants and for the development of emerging technologies for both nuclear submarines and surface ships.

The department determined that the benefits and savings offered by each transaction were comparable. The Northrop Grumman transaction has the additional benefit of preserving competition. DoD's views have been communicated to the Department of Justice.